UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

BLACKBAUD, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code        (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 29, 2008, Blackbaud, Inc., a Delaware corporation (“Blackbaud”), Eucalyptus Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Blackbaud (“Eucalyptus”), and Kintera, Inc., a Delaware corporation (“Kintera”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of Kintera by Blackbaud for approximately $46 million. The transaction is expected to close in early July 2008.

Pursuant to the Merger Agreement and upon the terms and subject to the conditions thereof, Eucalyptus will conduct a tender offer (the “Offer”) to purchase all of the outstanding shares of Kintera’s common stock (the “Kintera Shares”) at a price of $1.12 per share, net to the holder thereof in cash (the “Per Share Amount”). Following the consummation of the Offer and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Eucalyptus will be merged with and into Kintera (the “Merger”), with Kintera surviving as a wholly owned subsidiary of Blackbaud. In the Merger, the Kintera Shares remaining outstanding following the consummation of the Offer, other than Kintera Shares held by Blackbaud, Eucalyptus or by stockholders who have validly exercised their appraisal rights under Delaware law, will be converted into the right to receive a cash amount equal to the Per Share Amount, without interest (“Merger Consideration”).

Effective upon completion of the Merger, all outstanding options to purchase Kintera common stock (“Kintera Options”) with an exercise price equal to or greater than the Per Share Amount, whether or not exercisable and vested, will be cancelled. All Kintera Options with an exercise price less than the Per Share Amount will be converted into options to purchase shares of Blackbaud common stock equal in value to the Per Share Amount, based on a certain price per share of Blackbaud common stock and with the same vesting schedule and other terms as provided in the Kintera Options.

The obligation of Eucalyptus to accept for payment and pay for Kintera Shares tendered in the Offer is subject to the satisfaction or waiver of a number of closing conditions set forth in the Merger Agreement. In particular, there must have been validly tendered and not properly withdrawn a number of Kintera Shares which, together with any Kintera Shares Blackbaud or Eucalyptus beneficially owns, will constitute at least a majority of the total number of outstanding Kintera Shares as of the date Eucalyptus accepts the Kintera Shares for purchase, assuming all options and other rights to purchase Kintera Shares for the Per Share Amount or less have been exercised (the “Minimum Condition”). The Minimum Condition may not be waived.

As part of the Merger Agreement, Kintera granted Eucalyptus an irrevocable option (the “Top-Up Option”) to purchase up to that number of Kintera Shares (the “Top-Up Option Shares”) equal to the lowest number of Kintera Shares that, when added to the number of Kintera Shares collectively owned by Blackbaud or Eucalyptus at the time of exercise, will constitute one Kintera Share more than 90% of the Kintera Shares then outstanding (determined on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Per Share Amount.

The Top-Up Option is not exercisable if the aggregate number of (i) Kintera Shares issuable upon exercise of the Top-Up Option, plus (ii) Kintera Shares then outstanding, plus (iii) Kintera Shares issuable upon exercise of all Kintera Options and other rights to purchase Kintera Shares, would exceed the number of authorized Kintera Shares or require stockholder approval.

The Merger Agreement includes customary representations, warranties and covenants of Blackbaud, Eucalyptus and Kintera. Kintera has agreed not to solicit, initiate or encourage any takeover proposal from a third party, participate in any discussions or negotiations regarding, or furnish any information with respect to, or take any other action to facilitate knowingly, the making of any inquiry or any proposal that constitutes or would be reasonably expected to lead to, any takeover proposal, in each case subject to certain exceptions if Kintera receives an unsolicited takeover proposal that Kintera’s Board of Directors determines, in good faith, is or is reasonably likely to result in a superior proposal.

The Merger Agreement contains certain termination rights for both Blackbaud and Kintera, and further provides that, upon termination of the Merger Agreement under specified circumstances, including a termination by Kintera pursuant to an unsolicited superior proposal, Kintera is required to pay Blackbaud a termination fee of $1,500,000 plus all reasonable, documented out-of-pocket expenses of up to $750,000.

As a condition and inducement to Blackbaud’s and Eucalyptus’ willingness to enter into the Merger Agreement, Kintera directors, officers and certain other stockholders (collectively, the “Stockholders”), have entered into a Tender and Support Agreement with Blackbaud. Under the Tender and Support Agreement, the Stockholders have agreed to tender to Blackbaud all Kintera Shares they beneficially own which currently is approximately 22% of the issued and outstanding Kintera common stock.

The foregoing description of the Merger Agreement and Tender and Support Agreements is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.3 hereto as is incorporated herein by reference, and Tender and Support Agreement, the form of which is filed as Exhibit 10.31 hereto and is incorporated herein by reference. The Merger Agreement contains representations and warranties that the parties made to, and are solely for the benefit of, each other. The assertions embodied in the representations and warranties made by Kintera in the Merger Agreement are qualified in information contained in a confidential schedule of exceptions that Kintera delivered to Blackbaud and Eucalyptus in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were made only as of the date of the Merger Agreement and the representations and warranties of Kintera are modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Kintera’s public disclosures.

The tender offer for the outstanding Kintera Shares has not yet commenced. This report on Form 8-K is for information purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy Kintera Shares will be made only pursuant to an offer to purchase on Schedule TO and related materials that Blackbaud intends to file with the SEC. Kintera also intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. Kintera stockholders and other investors should read these materials carefully when they become available because they will contain important information, including the terms and conditions of the offer. Kintera stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website at www.sec.gov, from Georgeson Inc., the information agent for the offer, toll-free at (866) 328-5439 (banks and brokers call (212) 440-9800), from Blackbaud (with respect to documents filed by Blackbaud with the SEC) by going to the Investor Relations section of Blackbaud’s website at www.blackbaud.com, or from Kintera (with respect to documents filed by Kintera with the SEC) by going to the Investor Relations section of Kintera’s website at www.kintera.com. Stockholders and other investors are urged to read those materials carefully prior to making any decisions with respect to the offer.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.3	Agreement and Plan of Merger dated May 29, 2008 by and among Blackbaud, Inc., Eucalyptus Acquisition Corporation and Kintera, Inc.

10.31	Form of Tender and Support Agreement by and between Blackbaud, Inc. and certain stockholders of Kintera, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: May 30, 2008	/s/ Timothy V. Williams
Timothy V. Williams, Senior Vice President and Chief Financial Officer